Exhibit 10.4
CROWDSTRIKE HOLDINGS, INC.
2019 EQUITY INCENTIVE PLAN
AMENDED AND RESTATED PERFORMANCE UNIT AGREEMENT
Unless otherwise defined herein, the terms defined in the CrowdStrike Holdings, Inc. 2019 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Amended and Restated Performance Unit Agreement, which includes the Notice of Performance Unit Grant (the “Notice of Grant”), the Terms and Conditions of Performance Unit Grant, attached hereto as Exhibit A, the Vesting Conditions, attached hereto as Exhibit B, and all other exhibits and appendices hereto (all together, the “Award Agreement”).
By accepting the benefits provided under this Award Agreement, Participant agrees and acknowledges that this Award Agreement amends, supersedes and replaces in its entirety the Performance Unit Agreement under the Plan between Participant and the Company, dated as of August 28, 2021 (the “Original PSU Agreement”), and Participant shall have no right, entitlement or claim with respect to the Original PSU Agreement.
NOTICE OF PERFORMANCE UNIT GRANT
Participant: George Kurtz (“Participant”)
Address:
CrowdStrike Holdings, Inc. (the “Company”) has granted Participant the right to receive an Award of Performance Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number:
Grant Date:	9/1/2021
Number of Performance Units:	540,000
Vesting Conditions:	Except as otherwise provided in the Plan or this Award Agreement, the Performance Units will vest and become payable in accordance with, and subject to the terms of Exhibit A and Exhibit B attached hereto.

1

Exhibit 10.4

If Participant does not wish to accept this Award Agreement and the Performance Units granted hereunder, Participant must inform the Company in writing (by writing to stockadmin@crowdstrike.com) within forty-five (45) days after the Grant Date, in which case the Company will cancel this Award and the Performance Units granted hereunder will be immediately forfeited and canceled in their entirety without any payment or consideration being due from the Company. If, during such period, Participant does not inform the Company in writing of his refusal to accept this Award of Performance Units, then Participant will be deemed to have accepted this Award of Performance Units and, by accepting, to:
•agree that this Award of Performance Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Performance Unit Grant, attached hereto as Exhibit A, and the Vesting Conditions, attached hereto as Exhibit B, all of which are made a part of this document;
•acknowledge receipt of a copy of the Plan;
•acknowledge that Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understands all provisions of the Plan and this Award Agreement;
•agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Agreement; and
•agree to notify the Company upon any change in his or her residence address.
2

Exhibit 10.4
EXHIBIT A
TERMS AND CONDITIONS OF PERFORMANCE UNIT GRANT
1.Grant of Performance Units. The Company hereby grants to the individual (the “Participant”) named in the Notice of Performance Unit Grant of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Performance Units, subject to all of the terms and conditions in this Award Agreement (including Exhibit B) and the Plan, which is incorporated herein by reference. Subject to Section 21(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail.
2.Company’s Obligation to Deliver and Settle. Each Performance Unit represents the right to receive one Share, subject to the terms of this Award Agreement (including Exhibit B). Unless and until the Performance Units will have vested in the manner set forth in Exhibit B, Participant will have no right to settlement of any such Performance Units. Prior to actual settlement of any Vested Performance Units (as defined in Exhibit B), such Performance Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting. The Performance Units awarded by this Award Agreement will be earned and will vest in accordance with, and subject to the terms of, Exhibit B.
4.Settlement after Vesting.
(a)General Rule. Subject to Section 6, any Vested Performance Units will be settled to Participant (or in the event of Participant’s death, to his properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b), such Vested Performance Units shall be settled in whole Shares as soon as practicable after the applicable Vesting Date (as defined in Exhibit B), but in each such case within thirty (30) days following the applicable Vesting Date, and in no event later than the date that is two and one-half months following the end of the fiscal year of the Company in which the Performance Units cease to be subject to a substantial risk of forfeiture within the meaning of Section 409A of the Code. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Vested Performance Units payable under this Award Agreement.
(b)Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unearned or unvested Performance Units at any time, subject to the terms of the Plan. If so accelerated, such Performance Units will be considered as having been earned or vested as of the date specified by the Administrator. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A of the Code. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.

Exhibit 10.4
5.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary (to the extent such designation is permitted by the Company and the Company has determined it to be valid under applicable law), or if no beneficiary has been validly designated or no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
6.Tax Obligations.
(a)Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or Parent or Subsidiary to which Participant is providing services (together, the Company, Employer and/or Parent or Subsidiary to which Participant is providing services, the “Service Recipient”), the ultimate liability for any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. Further, if Participant is subject to Tax Obligations in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares or proceeds from the sale of Shares.
(b)Tax Withholding and Default Sell-to-Cover Method of Tax Withholding. Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax Obligations. Subject to Section 8(c), the Tax Obligations which the Company determines must be withheld with respect to this Award (“Tax Withholding Obligation”) will be satisfied with consideration received under a formal, broker-assisted cashless program adopted by the Company in connection with the Plan pursuant to this authorization (the “Sell-to-Cover Method”). In addition to Shares sold to satisfy the Tax Withholding Obligation, additional Shares will be sold to satisfy any associated broker or other fees. Only whole Shares will be sold through the Sell-to-Cover Method to satisfy any Tax Withholding Obligation and any associated broker or other fees. Any proceeds from the sale of Shares in excess of the Tax Withholding Obligation and any associated broker or other fees generated through the Sell-to-Cover Method will be paid to Participant in accordance with procedures the Company may specify from time to time. By accepting this Award, Participant expressly consents to the sale of Shares to cover the Tax Withholding Obligation (and any associated broker or other fees) through the Sell-to-Cover Method.

Exhibit 10.4
(c)Administrator Discretion. Notwithstanding the foregoing Sections 8(a) and 8(b), if the Administrator determines it is in the best interests of the Company for Participant to satisfy Participant’s Tax Withholding Obligation by a method other than through the default Sell-to-Cover Method described in Section 8(b), it may permit or require Participant to satisfy Participant’s Tax Withholding Obligation, in whole or in part (without limitation), if permissible by Applicable Laws, with (i) cash in U.S. dollars, (ii) check designated in U.S. dollars, (iii) withholding from Participant's wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iv) withholding in Shares otherwise issuable upon settlement of the Vested Performance Units or (v) any other method (or combination thereof) approved in the sole discretion of the Administrator.
Depending on the withholding method, the Company and/or the Service Recipient may withhold or account for the Tax Withholding Obligation by considering minimum statutory withholding rates or other withholding rates, including maximum applicable rates in Participant’s jurisdiction, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the Tax Withholding Obligation is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the Vested Performance Units, notwithstanding that a number of Shares are held back solely for the purpose of satisfying the Tax Withholding Obligation.
7.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
8.Grant Is Not Transferable. Except to the limited extent provided in Section 5, Section 14 of the Plan will govern the transferability of the Performance Units.
9.Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:
(a)the grant of Performance Units is exceptional, voluntary and occasional and does not create any contractual right to receive future grants of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been granted in the past;
(b)all decisions with respect to future grants of Awards, if any, will be at the sole discretion of the Company;
(c)Participant is voluntarily participating in the Plan;

Exhibit 10.4
(d)the future value of the Shares underlying the Performance Units is unknown, indeterminable and cannot be predicted with certainty;
(e)for purposes of the Performance Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Performance Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Performance Units grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);
(f)unless otherwise agreed with the Company, the Performance Units and Shares subject to the Performance Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary; and
(g)for Participants who reside outside the United States, the following additional provisions shall apply:
(i)the Performance Units and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;
(ii)the Performance Units and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement, or welfare benefits or similar payments;
(iii)no claim or entitlement to compensation or damages shall arise from the forfeiture of the Performance Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of his or her employment or service agreement, if any); and

Exhibit 10.4
(iv)neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Performance Units or of any amounts due to Participant pursuant to the settlement of Performance Units or subsequent sale of Shares acquired upon settlement.
10.Tax Consequences and Acknowledgements.
(a)Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
(b)Participant acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Performance Units, including, but not limited to, the grant, vesting or settlement of the Performance Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result.
11.Data Protection.
(a)Data Processing. By participating in the Plan, Participant understands and acknowledges that it is necessary for the Company, Parent and any of their Subsidiaries or affiliates to collect, use, disclose, hold, transfer and otherwise process certain personal information about Participant as described in Section 28 of the Plan. This personal data (hereinafter “Data”) includes but is not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor, which the Company receives from Participant or the Employer. This may include the international transfer of Participant’s Data to a jurisdiction that might have enacted data privacy laws that are less protective or otherwise different from those applicable in the Participant's country of residence.
(b)Necessary Disclosure of Data. Participant understands that providing the Company with Data is necessary for performance of the Award Agreement and that Participant’s refusal to provide the Data would make it impossible for the Company to perform its contractual obligations and legitimate interests and may affect Participant’s ability to participate in the Plan.

Exhibit 10.4
(c)Data Processing and Transfer Consent. Notwithstanding the foregoing, if Participant is located in a jurisdiction for which the lawful bases for processing and transferring personal data described in the Plan are not recognized, then, to the extent applicable, Participant hereby unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data, as described above and in any other grant materials, by and among, as applicable, the Employer, the Company and any affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that he or she may, at any time, refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her human resources representative. If Participant does not consent or later seeks to revoke his or her consent, Participant’s employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Performance Units or other Awards to Participant under the Plan or administer or maintain such Awards. Therefore, Participant understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, Participant should contact his or her local human resources representative.
12.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
13.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at CrowdStrike Holdings, Inc., 150 Mathilda Place, Suite 300, Sunnyvale, CA 94086 United States or at such other address as the Company may hereafter designate in writing.
14.Language. Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of the Award Agreement. If Participant has received the Award Agreement or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
15.Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall be binding upon and inure to the benefit of any assignee or successor of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.

Exhibit 10.4
16.Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Units have vested). The Administrator’s decisions, determinations and interpretations will be final and binding on Participant and any other holders of the Performance Units or other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.
17.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
18.Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
19.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Performance Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to the United States and Participant’s country, the broker's country or the country in which the Shares are listed (if different), which may affect his or her ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares or rights linked to the value of Shares during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and Participant should consult his or her personal legal advisor on this matter.
21.Foreign Asset/Account, Exchange Control and Tax Requirements. Participant acknowledges that, depending on his or her country, there may be certain foreign asset and/or account reporting requirements or exchange control restrictions which may affect Participant’s ability to acquire or hold Shares or cash received from participating in the Plan (including proceeds from the sale of Shares and dividends paid on Shares) in, to and/or from a brokerage or bank account or legal entity outside Participant’s country. Participant may be required to report such accounts, assets or related transactions to the tax or other authorities in his or her country. Participant also may

Exhibit 10.4
be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal and tax advisors on this matter.
22.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Performance Units under the Plan, and has received, read, and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
23.Modifications to the Award Agreement. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Subject to Sections 15 and 21 of the Plan, modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with this Award of Performance Units.
24.No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted to both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
25.Governing Law and Venue. This Award Agreement and the Performance Units will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under these Performance Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation will be conducted in any United States federal court located in the State of Delaware or any other state court in the State of Delaware, and no other courts.
26.Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Award Agreement or the transactions contemplated hereby.
27.Adjustment. This Award shall be subject to adjustment in accordance with Section 15(a) of the Plan, the terms of which are incorporated herein by reference.
28.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire

Exhibit 10.4
agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof (including, without limitation, the Original PSU Agreement), and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant.

EXHIBIT B
VESTING CONDITIONS
1.General.
(a)The Performance Units shall consist of four (4) equal tranches, each of which shall represent 25% of the total Number of Performance Units granted to the Participant pursuant to the Notice of Grant to which this Exhibit B is attached (each, a “Tranche”).
(b)Subject to the terms of the Plan and the Award Agreement (including this Exhibit B), each Tranche will be earned and will vest only upon the satisfaction of both (i) the applicable service-based vesting condition set forth in Section 2 of this Exhibit B (the “Service Condition”) and (ii) the performance-based vesting condition set forth in Section 3 of this Exhibit B (the “Performance Condition”).
(c)For purposes of this Award Agreement, (i) as of any relevant date of determination, any Performance Units underlying any Tranche for which both the applicable Service Condition and the applicable Performance Condition have been satisfied in accordance with the terms of this Exhibit B are referred to as “Vested Performance Units” and (ii) the date on which both the Service Condition and the Performance Condition applicable to any Tranche of Performance Units have been satisfied in accordance with the terms of this Exhibit B is referred to as the “Vesting Date”. For purposes of this Section 1(c), the Performance Condition shall be deemed satisfied on the applicable Certification Date as determined in accordance with Section 3 below.
2.Service Condition. Subject to Section 5 of this Exhibit B and the Severance Agreement (as defined below), the Service Condition applicable to each Tranche will be satisfied in installments as follows, in each case subject to Participant continuing to be a Service Provider from the Grant Date through each applicable service-vesting date: (i) 50% of the Performance Units with respect to the applicable Tranche shall satisfy the Service Condition on the first anniversary of the applicable “Service Vesting Commencement Date” (as set forth in the table below for each Tranche); and (ii) the remaining Performance Units with respect to such Tranche shall thereafter satisfy the Service Condition in four (4) equal quarterly installments of 12.5%.

Tranche	Service Vesting Commencement Date
1	February 1, 2022
2	February 1, 2023
3	February 1, 2024
4	February 1, 2025

3.Performance Condition.
(a)Subject to Section 4 of this Exhibit B, the Performance Condition with respect to each Tranche will be deemed satisfied on the first Certification Date (as defined below) upon which an officer delegated by the Administrator or the Board to make determinations with respect to the satisfaction of the Price Hurdle Achievement (as defined below) (such officer, the “Award Delegate”) determines that the Price Hurdle Achievement applicable to such Tranche has occurred on or before such Certification Date. For the avoidance of doubt, any Tranche of Performance Units shall be forfeited to the extent that the Price Hurdle Achievement with respect to such Tranche has not occurred on or before the last day of the Performance Period, as determined on the Final Certification Date.
(b)The Award Delegate shall, no later than 30 days after the end of each fiscal quarter of the Company, review whether the Price Hurdle Achievement with respect to any Tranche(s) of Performance Units has been satisfied on or prior to the last day of the preceding fiscal quarter (the date of each such review, a “Certification Date”).  The Award Delegate shall in all events hold a Certification Date within thirty (30) days following the end of the Performance Period (the “Final Certification Date”). For the avoidance of doubt, notwithstanding that the Price Hurdle Achievement may occur with respect to any Tranche as of any applicable date during the Performance Period, the date the Performance Condition will be deemed satisfied with respect to any applicable Tranche for purposes of the Plan and this Award Agreement will be the applicable Certification Date on which the Award Delegate determines that the Price Hurdle Achievement has occurred.
(c)For purposes of this Award Agreement, the following terms shall have the following meanings:
(i)“Performance Period” means the period commencing on the Grant Date and ending on January 31, 2027.
(ii)“Price Hurdle” means the closing price per Share set forth in the table below; provided that the Price Hurdles set forth in the table below shall be equitably adjusted by the Administrator in order to prevent the dilution or enlargement of benefits intended to be provided under this Award Agreement in the event of certain changes in the Company’s corporate structure or the occurrence of other events that affect Shares, in each case as described in Section 15(a) of the Plan.

Tranche	Price Hurdle (per Share)
1	$320.00
2	$370.00
3	$425.00
4	$490.00

(iii)“Price Hurdle Achievement” means, with respect to any applicable Tranche, the occurrence of (a) the average of the closing price per Share, as reported on the

Nasdaq Global Select Market, during any forty-five (45) consecutive trading day period during the Performance Period exceeding (b) the Price Hurdle applicable to such Tranche. For the avoidance of doubt, Price Hurdle Achievement for any Tranche must occur during the Performance Period, and any trading days outside of the Performance Period (including those following the end of the Performance Period and prior to the Final Certification Date) will not be taken into account for purposes of determining whether Price Hurdle Achievement for any Tranche has occurred. In the event the Shares are not listed on the Nasdaq Global Select Market as of any relevant date of determination during the Performance Period, then any reference in this Award Agreement to the Nasdaq Global Select Market will be deemed to refer to the principal securities exchange or market on which the Shares are traded or quoted.
4.Change in Control.
(a)Notwithstanding anything to the contrary in this Award Agreement, in the event of a Change in Control prior to the Final Certification Date, with respect to any Tranche of Performance Units for which the Performance Condition has not otherwise been previously satisfied prior to the date of such Change in Control, the Performance Condition applicable to such Tranche shall be deemed satisfied, as of immediately prior to the consummation of such Change in Control, to the extent that the price per Share (plus the per share value of any other consideration) received by the Company’s stockholders pursuant to such Change in Control (the “Transaction Price Per Share”) equals or exceeds the Price Hurdle applicable to such Tranche, as determined by the Administrator. Notwithstanding anything to the contrary herein, if the Transaction Price Per Share is less than the Price Hurdle applicable to any Tranche for which the Performance Condition has not otherwise been satisfied as of the date of such Change in Control, the Performance Units underlying any such Tranche shall be forfeited and cancelled in their entirety without any payment to Participant (regardless of the extent by which, if any, the Service Condition applicable to such Performance Units has been previously satisfied); provided that, in the event the Transaction Price Per Share falls between any two Price Hurdles, a pro rata portion of the number of Performance Units underlying the Tranche that is subject to the higher of such two Price Hurdles shall be deemed to have satisfied the Performance Condition as of immediately prior to the consummation of such Change in Control, with such pro rata number of Performance Units determined using linear interpolation.
(b)With respect to any Performance Units that have become Vested Performance Units as of the date of such Change in Control (as a result of having previously satisfied the Service Condition and having satisfied the Performance Condition in connection with such Change in Control pursuant to Section 4(a)), such Vested Performance Units shall be settled in Shares in accordance with Section 4 of Exhibit A of the Award Agreement. Any Performance Units that have satisfied the Performance Condition (including in connection with the Change in Control pursuant to Section 4(a)) but have not yet become Vested Performance Units as of the date of such Change in Control (as a result of not having satisfied the applicable Service Condition as of such date) shall remain outstanding and eligible to become Vested Performance Units upon Participant’s satisfaction of the applicable Service Condition in accordance with Section 2 of this Exhibit B, subject to the terms of Section 5 of this Exhibit B and the Severance Agreement.

(c)Notwithstanding anything to the contrary in the Severance Agreement, the provisions of Section 4(a) of this Exhibit B shall apply to determine the extent by which (if any) the Performance Condition applicable to any Tranche of Performance Units covered by the terms of Section 4(a) of this Exhibit B will be satisfied in connection with a Change in Control (and the provisions of Section 3(a)(v) of the Severance Agreement shall otherwise not apply with respect to the determination of the level of achievement of the Performance Condition in connection with such Change in Control); provided that the terms of Section 3(a)(v) of the Severance Agreement shall otherwise continue to apply to the Performance Units with respect to any acceleration of the satisfaction of the Service Condition (but not the Performance Condition) in the event of Participant’s “Change in Control Related Termination” (as defined in the Severance Agreement).
5.Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement, the Plan or the terms of Section 2(a)(iv) of Participant’s Change in Control and Severance Agreement with the Company, dated as of September 1, 2021 (the “Severance Agreement”), subject to Section 4(c) above and Section 6 below, in the event Participant ceases to be a Service Provider for any reason at any time prior to the Vesting Date applicable to any Performance Units, all of such Performance Units (regardless of the extent to which such Performance Units have previously satisfied the Service Condition or the Performance Condition) will be forfeited and cancelled in their entirety without any payment to Participant. For the avoidance of doubt, Section 2(a)(iv) of the Severance Agreement shall not apply to the Performance Units in the event of Participant’s Non-Change in Control Termination (as defined in the Severance Agreement).
6.Change in Role. Notwithstanding anything to the contrary in this Award Agreement, the Plan or the Severance Agreement, in the event that Participant ceases to serve as President & Chief Executive Officer of the Company for any reason at any time prior to the Vesting Date applicable to any Performance Units, all of such Performance Units (regardless of the extent to which such Performance Units have previously satisfied the Service Condition or the Performance Condition) will be forfeited and cancelled in their entirety without any payment to Participant; provided that if Participant remains a Service Provider serving as an executive officer of the Company (as determined by the Administrator in its sole discretion) or as an Executive Chairman of the Company, then, with respect to any Performance Units that are not Vested Performance Units, 66.67% of the number of such unvested Performance Units shall automatically be forfeited and cancelled without any payment to Participant, and the remaining 33.3% of such Performance Units shall remain outstanding in accordance with, and subject to the terms of, this Award Agreement (including this Exhibit B).
7.Interpretation. The Administrator shall have sole and exclusive authority and discretion to make all determinations and resolve all ambiguities, questions and disputes relating to the satisfaction of the Performance Condition and/or Service Condition and the level of earning and vesting of the Performance Units.